EXHIBIT 10.3

THIRD AMENDMENT

TO THE

STATE AUTO FINANCIAL CORPORATION

LONG-TERM INCENTIVE PLAN

Background Information

A.	State Auto Financial Corporation (“STFC”) previously adopted and maintains the State Auto Financial Corporation Long-Term Incentive Plan (the “Plan”) for the benefit of its executive officers and other key management employees, managers and professionals.

B.	STFC desires to amend the Plan to expand the list of qualifying performance criteria available in determining an award under the Plan.

C.	STFC also desires to amend the Plan to clarify the definition of retirement as used in the Plan and the timing of distributions from the Plan and the treatment of prorated awards upon a participant’s termination of employment due to death, disability or retirement prior to the end of the applicable performance period.

D.	Article 9 of the Plan permits the Compensation Committee of the Board of Directors of STFC to amend the Plan.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2012 as follows:

1.	The first paragraph of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1. Qualifying Performance Criteria. As to each Performance Period, the Administrator shall select and establish in writing Qualifying Performance Criteria for the Performance Period, which, if met, may entitle Participants to the payment of a Final Award. Such Qualifying Performance Criteria shall be based on one or more of the following performance measures of the State Auto Group over the Performance Period: (i) earnings; (ii) return on capital; (iii) return on equity; (iv) return on assets; (v) revenue; (vi) premiums; (vii) net income; (viii) earnings per share; (ix) combined ratio; (x) loss ratio; (xi) expense ratio; (xii) assets; (xiii) equity; (xiv) cash flow; (xv) stock price; (xvi) total shareholders’ return; (xvii) economic profit; (xviii) Company performance relative to the designated peer group determined by the group’s statutory combined ratio, the Company’s book value per share and total group revenue growth, or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m). The Administrator may, in its discretion, measure any of such Qualifying Performance Criteria on an absolute or relative basis.

2.	The fourth sentence of Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

The Final Award thus determined shall be paid as soon as practicable and reasonable following the Participant’s death or Disability unless otherwise elected by the Participant as provided by the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan (the “Deferred Compensation Plan”), as the same may be amended from time to time.

3.	Section 6.1 of the Plan is hereby further amended by adding a new last sentence to read as follows:

Notwithstanding the foregoing, if the Participant is a Covered Employee, the Final Award, if any, shall be based upon the achievement of the Qualifying Performance Criteria during the applicable portion of the Performance Period and then prorated as described above.

4.	The first sentence of Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

In the event a Participant’s employment is terminated due to retirement upon the attainment of early or normal retirement age as defined in the State Auto Insurance Companies Employee Retirement Plan (the “Retirement Plan”) (regardless of whether such Participant is eligible to retire from the Retirement Plan), at any time during the applicable Performance Period, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination only.

5.	The last sentence of Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance period unless otherwise elected by the Participant as provided in the Deferred Compensation Plan, as the same may be amended from time to time.

6.	All other provisions of the Plan shall remain in full force and effect.